PROSPECTUS	Pricing Supplement No. 4168
Dated June 17, 2004	Dated April 7, 2005
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated June 18, 2004	No. 333-114095

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)
Trade Date:	April 7, 2005
Settlement Date (Original Issue Date):	April 12, 2005
Maturity Date:	April 11, 2008
Principal Amount (in Specified Currency)	U.S.$500,000,000
Price to Public (Issue Price):	100.00%
Agent's Discount or Commission:	0.150%
Net Proceeds to Issuer (in Specified Currency):	U.S.$ 499,250,000
Interest Rate: Interest Calculation: ■ Regular Floating Rate  Inverse Floating Rate  Other Floating Rate
Interest Rate Basis:	LIBOR
Index Currency:	U.S. Dollars
Spread (Plus or Minus)	Plus 0.05%
Index Maturity:	One Month
Spread Multiplier:	N/A
Maximum Interest Rate:	N/A
Minimum Interest Rate:	N/A
Interest Payment Period:	Monthly
Interest Payment Dates:	Monthly on the 11th of each month, commencing May 11, 2005.
Initial Interest Rate:	To be determined two London Business Days prior to the Original Issue Date based on one month USD LIBOR plus 0.05%.
Interest Reset Periods and Dates:	Monthly on each Interest Payment Date.
Interest Determination Dates:	Monthly, two London Business Days prior to each Interest Reset Date.

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Floating Rate)
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Rule 424(b)(3)-Registration Statement
No.333-114095

Clearance and Settlement:

___	DTC Only.

X

DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under "Global Clearance and Settlement Procedures" in the accompanying Prospectus Supplement).

___	DTC and Euroclear/Clearstream, Luxembourg (as described under "Description of Notes - General Special Provisions Relating to Certain Foreign Currency Notes" in the accompanying Prospectus Supplement).

___	Euroclear and Clearstream, Luxembourg only.

CUSIP No.: 36962GQ31

ISIN: US36962GQ317

Common Code: 021747068

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

(Floating Rate)
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Pricing Supplement No. 4168
Dated April 7, 2005
Rule 424(b)(3)-Registration Statement
No. 333-114095

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

Listing:

___ Listed on the Luxembourg Exchange

_X_ Not listed on the Luxembourg Exchange

Additional Information:

General.

At December 31, 2004, the Company had outstanding indebtedness totaling $352.869 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 2004, excluding subordinated notes payable after one year was equal to $352.049 billion.

Consolidated Ratio of Earnings to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,
2000	2001	2002	2003	2004
1.52	1.72	1.65	1.83	1.87

(Floating Rate)
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Pricing Supplement No. 4168
Dated April 7, 2005
Rule 424(b)(3)-Registration Statement
No. 333-114095

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

The Notes are being purchased by Goldman, Sachs & Co. and J.P. Morgan Securities Inc. (collectively, the "Underwriters"), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 0.150% of the principal amount of the Notes. GE Capital Markets, Inc. is acting as Agent (the "Agent) in connection with the distribution of the Notes. The Agent will receive a selling commission equal to 0.150% of the principal amount of the Notes.

Institution	Commitment
Underwriter/Agent:	Principal Amount of Notes:
GE Capital Markets, Inc.	$ 166,666,000
Goldman, Sachs & Co.	$ 166,667,000
J.P. Morgan Securities Inc.	$ 166,667,000

Total	$ 500,000,000

The Company has agreed to indemnify the Underwriters and the Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.